Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of August 1, 2011 (the “Effective Date”), by and between Biocept, Inc., a California corporation (the “Company”), and William G. Kachioff (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT.

1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The employment under this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.2 Title. The Executive shall have the title of Senior Vice President and Chief Financial Officer (“CFO”) of the Company and shall serve in such other capacity or capacities as the Executive Chairman, Chief Executive Officer or the Board of Directors of the Company (the “Board”) may from time to time prescribe. The Executive shall report to the Executive Chairman or to the CEO if and when appointed.

Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CFO and as required by the Executive Chairman, Chief Executive Officer or the Board, including responsibility for the Acts as the corporate officer primarily responsible for developing the financing plans for the Company, budgeting, financial statements, forecasting, accounting, and helping manage the financial risks of the Company. The position will also have responsibility for managing the information technology needs of the Company.

1.3 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. The Executive will acknowledge in writing that he has read the Company’s Employee Handbook that will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the policies or practices established by the Company and the Board or the Company’s Employee Handbook, this Agreement shall control.

1.4 Location. Unless the Parties otherwise agree in writing, during the Term, the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Company’s principal offices, located in San Diego, California; provided, however, that the Company may from time to time require the Executive to occasionally travel temporarily to other locations in connection with the Company’s business.

2.	LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that Executive may consult with or serve on the board of directors of other companies which are non-competitive with the Company if (i) Executive provides prior written notice to the Company of his intent to provide such services to another company, and (ii) such service is approved by the Executive Chairman, the CEO if and when appointed or the Board in their sole discretion (such approval is intended to confirm the other company is non-competitive).

2.2 Covenant not to Compete. Except with the prior written consent of the Board, the Executive will not, during the Term, and any period during which the Executive is receiving compensation or any other consideration from the Company, including, but not limited to, severance pay, engage in competition with the Company and/or any of its Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates (as defined below). For purposes of this Agreement, “Affiliate” means any subsidiary or other entity controlled by the Company or any entity that holds a majority of the voting capital stock of the Company.

2.3 Agreement not to Participate in Company’s Competitors. During the Term, and any period during which the Executive is receiving any compensation or consideration from the Company, including, but not limited to, severance pay, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on an automated quotation system or in the over-the-counter market, or as an indirect, passive investment in a private company through a venture capital or similar fund, shall not constitute a breach of this paragraph or Section 2.2 herein.

3.	COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary at the rate of $215,000.00 per year, less payroll deductions and all required withholdings; provided, however, that upon the Company’s receipt of aggregate proceeds of $15,000,000 or more from the sale of equity securities to investors following the Effective Date, excluding the conversion of any outstanding indebtedness, the Executive’s a base salary shall be increased to the rate of $240,000.00 per year and the Executive will receive a one time bonus of $30,000 less payroll deductions and all required withholdings.

3.2 Annual Performance Bonus. In addition to the Executive’s base salary, the Executive will be eligible to participate in any annual performance bonus or variable pay plan(s) as may be established by the Company from time to time, on such terms and conditions as may be established by the Board in its sole and exclusive discretion.

3.3 Stock Options.

3.3.1 The Executive shall be granted an option (the “Option”) to purchase 250,000 shares of the common stock of the Company (the “Common Stock”) pursuant to the terms of the Company’s 2007 Equity Incentive Plan (the “Plan”). Fifty percent of the Option shall be an “incentive stock option” as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and fifty percent shall be a non-qualifying stock option. The Option will be governed by a separate Stock Option Agreement and the Plan. The exercise price of the Option will be equal to the fair market value of the Common Stock on the date of grant, as determined by the Board in a manner consistent with Section 409A of the Code. Subject to Section 4.4.3, the Option will vest over four years so long as the Executive provides Continuous Service (as defined in the Plan) to the Company in accordance with the Plan, according to the following schedule: 25% of the shares shall vest on the one-year anniversary of the Effective Date and 1/48th of the shares shall vest at the end of each monthly period thereafter for a period of three years. Upon the Company’s receipt of aggregate proceeds of $15,000,000 or more from the sale of equity securities to investors following the Effective Date, excluding the conversion of any outstanding indebtedness, the Executive shall be granted an additional option to purchase 50,000 shares of the common stock pursuant to the terms of the Company’s 2007 Equity Incentive Plan.

3.4 Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Executive Chairman or CEO.

3.5 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, and shall receive 20 days paid vacation per year, calculated in accordance with the Company’s standard policies and practices.

4.	TERMINATION.

4.1 Termination By the Company. The Executive’s employment with the Company may be terminated by the Company as follows:

4.1.1 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below). Any such termination of employment shall have the consequences specified below.

4.1.2 Without Cause. The Executive’s employment by the Company shall be at will. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason, or no reason. Any such termination of employment shall have the consequences specified below.

4.1.3 Death or Disability. The Company may terminate the Executive’s employment under this Agreement as a result of Executive’s failure to perform the essential functions of his position, with or without reasonable accommodation, due to disability or death as reasonably determined in good faith by the Board. Any such termination of employment shall have the consequences specified below.

4.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified pursuant to such mutual agreement.

4.3 Termination by the Executive. The Executive’s employment by the Company may be terminated by the Executive as follows:

4.3.1 Resignation for Good Reason. The Executive may resign and terminate the Executive’s employment for Good Reason (as defined below). Any such termination of employment shall have the consequences specified below.

4.3.2 Resignation for Other than Good Reason. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign and terminate the Executive’s employment at any time and for any reason, or no reason. Any such termination of employment shall have the consequences specified below.

4.4 Compensation Upon Termination.

4.4.1 For Cause or Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, for death or disability in accordance with Section 4.1.3, or if the Executive terminates employment other than for Good Reason hereunder, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, in each case less standard deductions and withholdings, and any unreimbursed business expenses owed to Executive, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.4.2 Without Cause or For Good Reason Not in Connection with a Change in Control. If, at any time other than within the three months immediately preceding or the 12 months immediately following the effective date of a Change in Control (as defined below), the Executive’s employment shall be terminated by the Company without Cause or if the Executive resigns for Good Reason, the Company shall pay the Executive’s base salary and accrued and unused vacation earned through the date of such termination, at the rate in effect at the time of termination, in each case subject to standard deductions and withholdings, and any unreimbursed business expenses owed to Executive. In addition, upon the Executive’s furnishing to the Company a fully effective waiver and release of claims that is no longer revocable (in the form attached hereto as Exhibit A or such other form as reasonably required by the Company to conform to applicable legal standards) not later than 45 days following the effective date of such termination (the “Release Deadline”), then, subject to any applicable standard payroll deductions and withholdings, the Executive shall be entitled to: (1) a single lump-sum payment in an amount equal to six months of the Executive’s then-current base salary, payable within 10 business days of the date the waiver and release of claims becomes effective; and (2) the payments described in Section 4.4.2.1 below (collectively, the “Severance Benefits”). In the event the Executive is eligible for Severance Benefits under this Section 4.4.2, the Executive is not eligible for any Change In Control Severance Benefits under Section 4.4.3 below.

4.4.2.1 Provided that the Executive and/or his or her eligible dependents elect continued medical insurance coverage in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 and any other applicable state and federal law (commonly referred to as “COBRA”), the Company shall pay to the Executive, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and his or her eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for a number of months equal to the lesser of (i) the duration of the period in which the Executive and his or her eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (ii) six months. The Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the 45th day following the Executive’s termination of employment, the Company will make the first payment to the Executive under this Section 4.4.2.1, in a lump sum, equal to the aggregate Special Severance Payments that the Company would have paid to the Executive through such date had the Special Severance Payments commenced on the first day of the first month following the termination of employment through such day, with the balance of the Special Severance Payments paid thereafter on the schedule described above. In the event the terminated Executive becomes covered under another employer’s group health plan (other than a plan that imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise ceases to be eligible for COBRA during the period provided in this Section 4.4.2.1, then the Executive must immediately notify the Company of such event, and the Special Severance Payments shall cease. Notwithstanding the foregoing, if the Company determines in its sole discretion that it may pay COBRA premiums for Executive and any dependents covered under the Company’s group health plan immediately prior to such termination of employment without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in lieu of paying to the Executive the Special Severance Payments described above, for a period equal to six months commencing one calendar day following the date upon which Executive incurs a termination of employment, the Company shall pay COBRA premiums for Executive and any dependents covered under the Company’s group health plan immediately prior to such termination of employment, provided that the Company may cease making such premium payments when Executive secures other employment and becomes eligible to participate in the health insurance plan of Executive’s new employer (other than a plan that imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply).

4.4.3 Without Cause or For Good Reason in Connection with a Change in Control. If, within the three months immediately preceding or the 12 months immediately following the effective date of a Change in Control, the Executive’s employment shall be terminated by the Company without Cause or if the Executive resigns for Good Reason (in either case, a “COC Termination”), the Company shall pay the Executive’s base salary and accrued and unused vacation earned through the date of such termination, at the rate in effect at the time of termination, in each case subject to standard deductions and withholdings, and any unreimbursed business expenses owed to Executive. In addition, upon the Executive’s furnishing to the Company a fully effective waiver and release of claims that is no longer revocable (in the form attached hereto as Exhibit A or such other form as reasonably required by the Company to conform to applicable legal standards) not later than 45 days following the effective date of such COC Termination (also referred to herein as the “Release Deadline”), the Executive shall be entitled to: (1) a single lump-sum payment in an amount equal to one year of the Executive’s then-current base salary, subject to standard payroll deductions and withholdings, payable within 10 business days of the date the waiver and release of claims becomes effective; (ii) the vesting of all then outstanding options to purchase Common Stock held by the Executive (the “Outstanding Options”) shall, upon the effective date of such waiver and release, be accelerated such that all such Outstanding Options shall be fully vested; and (iii) the payments described in Section 4.4.2.1 above (provided that for purposes of the payments to be made pursuant to this Section 4.4.3, all references to “six months” shall be replaced with “12 months”).

4.5 Parachute Payment. If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Cause. “Cause” for the Company to terminate the Executive’s employment hereunder shall mean a reasonable and good faith determination by the Board that any of the following events has occurred or exists:

(i) The Executive’s repeated failure to satisfactorily perform the Executive’s job duties in a material and substantial manner (it being understood that performance of such duties is intended to refer to performance of fundamental duties associated with the CFO position and not the achievement of particular levels of performance or success);

(ii) the Executive’s intentional commission of a wrongful act or grossly negligent omission that materially injures the business of the Company;

(iii) the Executive’s repeated refusal or failure to follow lawful and reasonable directions of the Executive Chairman, Chief Executive Officer or the Board (it being understood that such reasonable directions are intended to refer to activities appropriately associated with the position of CFO and not the achievement of particular levels of performance or success);

(iv) the Executive’s conviction of a felony involving moral turpitude that may inflict or has inflicted material injury on the business of the Company;

(v) the Executive’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Section 5 hereof or the Executive’s Proprietary Information and Inventions Agreement with the Company; or

(vi) the Executive’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

4.6.2 Change in Control. “Change in Control” shall have the meaning ascribed to it in Section 2(e) of the Plan.

4.6.3 Good Reason. “Good Reason” shall mean any of the following actions by the Company without the Executive’s consent: (i) the relocation of the Executive’s principle place of employment by more than 50 miles, which relocation causes an increase in the Executive’s one-way driving distance of more than 35 miles; (ii) a material reduction in the Executive’s base salary relative to the Executive’s base salary immediately prior to such reduction; (iii) a material adverse change in the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority or responsibilities in effect immediately prior to such change; or (iv) any other conduct that constitutes a breach by the Company of a material term of this Agreement; provided, however, that in the event of a resignation for Good Reason, such resignation by the Executive shall only be deemed for Good Reason if: (a) the Executive gives the Company written notice of the Executive’s intention to resign for Good Reason within 30 days following the first occurrence of the condition(s) the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within 30 days following the receipt of such written notice (the “Cure Period”); and (c) the Executive voluntarily terminates the Executive’s employment within 30 days following the end of the Cure Period.

4.7 Application of Code Section 409A. Notwithstanding anything to the contrary set forth herein, any Severance Benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

If the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in

Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the Release Deadline. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the Release Deadline, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

5.	CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1 As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

5.2 During the Term and for one year thereafter, the Executive agrees that in order to protect the Company’s confidential and proprietary information from unauthorized use, that the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination, was doing business with the Company.

6.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.	CHOICE OF LAW.

This Agreement is made in California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

8.	INTEGRATION.

This Agreement, including Exhibits A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with Exhibit B hereto, Exhibit B controls. To the extent this Agreement conflicts with the terms of any employee handbook or other policies adopted by the Company, this Agreement controls.

9.	AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10.	WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.	INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.	COUNTERPARTS; FACSIMILE SIGNATURES.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

15.	ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

16.	TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BIOCEPT, INC.

/s/ Kathe Houghtaling
Kathe Houghtaling, Vice President
Human Resources
On Behalf of Biocept, Inc. by the authority of
David F. Hale, Executive Chairman

EXECUTIVE:

/s/ William G. Kachioff
William G. Kachioff

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ONLY FOLLOWING TERMINATION BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON

In consideration of the payments and other benefits set forth in Section 4 of the Employment Agreement dated June 6, 2011, to which this form is attached, I, William G. Kachioff, hereby furnish Biocept, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until after I execute this Release and Waiver and the revocation period has expired. I understand that I will not receive any payments benefits unless and until this Release and Waiver shall first have become effective.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit B to the Employment Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay and any other benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with Sections 2 and 5 of the Employment Agreement and my Proprietary Information and Inventions Agreement.

This Release and Waiver, including my Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit B to the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

WILLIAM G. KACHIOFF

2

EXHIBIT B

BIOCEPT, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by BIOCEPT, INC. (the “Company”), and the compensation now and hereafter paid to me, I, WILLIAM G. KACHIOFF, hereby agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company and/or its Affiliates. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company, I will not induce or solicit any employee of the Company to leave the employ of the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company, I will not, directly or indirectly, solicit the business of any client or customer of the Company with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Notwithstanding the Parties’ agreement, to the extent a Court or other tribunal requires an undertaking or bond I agree that an undertaking in the amount of $1,000 is sufficient to protect my rights and interests.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California; as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

4.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without Cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. Specifically, this agreement replaces and supersedes that certain Confidential Disclosure Agreement executed among us on July 5, 2011. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: August 1, 2011.

5.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: July 6, 2011

/s/ William G. Kachioff

(Signature)

William G. Kachioff

ACCEPTED AND AGREED TO:

BIOCEPT, INC.

By:
Title:
Dated:

6.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

/s/ William G. Kachioff

WILLIAM G. KACHIOFF

Date: July 6, 2011

WITNESSED BY:

1.

EXHIBIT B

TO:	BIOCEPT, INC.

FROM:	WILLIAM G. KACHIOFF

DATE:	August 1, 2011

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by BIOCEPT, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement		Party(ies)	Relationship

1.

2.

3.

	☐	Additional sheets attached.

2.